Press Release

Clean Harbors Reports Financial Results
for the First Quarter of 2006

Company Exceeds Guidance and Achieves Record Quarterly EBITDA;

Signs Definitive Agreement to Acquire Teris L.L.C.

Braintree, MA — May 4, 2006 — Clean Harbors, Inc. (“Clean Harbors”) (NASDAQ: CLHB), the leading provider of environmental and hazardous waste management services throughout North America, today announced financial results for the first quarter ended March 31, 2006 and the signing of a definitive agreement to acquire Teris L.L.C., an environmental services company based in Dallas, Texas.

For the first quarter of 2006, Clean Harbors reported a 12 percent increase in revenue to $184.5 million from $165.0 million reported in the first quarter of 2005. Income from operations rose 47% to $15.0 million from $10.2 million in the first quarter of 2006. Net income attributable to common stockholders was $2.7 million, or $0.14 per diluted share, for the first quarter of 2006. This compares with $4.8 million, or $0.27 per diluted share, in the same period of 2005. Net income for the first quarter of 2006 includes $557,000 in stock-based compensation expense and the previously announced charge of approximately $8.3 million resulting from the redemption of $52.5 million of senior secured notes in early January.

EBITDA (see description below) increased 24 percent to $24.8 million in the first quarter of 2006, from $20.1 million for the quarter ended March 31, 2005.

Comments on the First Quarter

“We continued to execute our growth strategy, delivering another quarter of steady top- and bottom-line improvements,” stated Alan S. McKim, Chairman and Chief Executive Officer. “We generated double digit revenue growth through a combination of several factors. Our clean-up efforts in the Gulf region contributed $13 million to first-quarter revenue. Our projects business was strong and we benefited from favorable weather conditions for much of the quarter, which improved overall capacity utilization at our disposal facilities. In fact, our landfills delivered the best first-quarter performance since we acquired these facilities in late 2002.”

“We continue to make steady progress in increasing our profitability,” said McKim. “Our results for the first quarter reflect the leverage that is inherent in our business model. On a year-over-year basis, we improved our operating margin to approximately 8% from 6% in the first quarter of 2005. This considerable margin expansion was driven by higher revenue and our ongoing cost cutting initiatives. We continue to internalize transportation, reduce non-billable headcount and better utilize our rail assets. In addition, this quarter was the first full quarter in which we had our WIN software operating platform fully installed throughout our U.S. and Canadian operations.”

1501 Washington Street • PO Box 859048 • Braintree, Massachusetts 02185-9048 • 800.282.0058 • www.cleanharbors.com

Agreement to Acquire Teris L.L.C.

Clean Harbors also announced today that it has entered into a definitive agreement to acquire Teris L.L.C., an environmental services company based in Dallas, Texas. Teris is an operator of an incineration facility located in El Dorado, Arkansas and a Treatment, Storage and Disposal facility located in Wilmington, California. For 2005, Teris reported revenue of approximately $95 million. Teris currently has more than 550 employees and several field locations. Under the terms of the agreement, Clean Harbors will acquire all of the membership interests in Teris for approximately $52.7 million in cash. The seller is SITA U.S.A., Inc. a subsidiary of Suez Environnement, S.A., a French corporation.

“The acquisition of Teris represents a good opportunity for Clean Harbors to better serve our customers,” said McKim. “Its operations are a natural adjunct to our existing operations across North America. The transaction is consistent with our acquisition strategy as it provides us with an expanded customer base and affords us an opportunity to cross-sell Clean Harbors’ suite of services.”

“Teris is focused on the drum and small container market, which will complement our other service offerings,” McKim said. “We believe that by leveraging our extensive network of disposal facilities and industry-leading systems, we will quickly achieve substantial cost efficiencies and productivity gains. Based on the potential for these synergies, we anticipate that this acquisition will be accretive by year-end 2006.”

Clean Harbors plans to fund the purchase price from existing cash and a term loan under its existing credit agreement. The acquisition is subject to customary closing conditions and is expected to close during the third quarter of 2006.

Non-GAAP First-Quarter Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved. The Company defines EBITDA in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net income and EBITDA for the first quarter of 2006 and 2005 (in thousands):

	For the three months ended:
	March 31,	March 31,
	2006	2005

Net income	$2,805	$4,841
Accretion of environmental liabilities	2,510	2,634
Depreciation and amortization	7,279	7,209
Loss on early extinguishment of debt	8,290	—
Interest expense, net	3,173	5,961
Provision for income taxes	695	32
Other (income) expense	30	(619
EBITDA	$24,782	$20,058

Business Outlook and Financial Guidance

“The outlook for Clean Harbors is positive,” McKim said. “Our Site Services group has a healthy pipeline of business and we remain on track to achieve our goal of opening 10 new offices in 2006. We are excited about the prospects for the Teris acquisition and look forward to integrating the Teris organization into the Clean Harbors family.”

McKim concluded, “Our business model continues to generate strong cash flow that enables us to pursue accretive acquisitions and invest in our business. Throughout the remainder of 2006, we will focus on successfully completing the acquisition of Teris and integrating its operations.”

Based on its first-quarter results and current market conditions, the Company currently expects to grow revenue in the second quarter of 2006 by approximately 5 percent year-over-year to a range of $182 million to $185 million. The Company expects to generate EBITDA for the second quarter of 2006 in the range of $23 million to $25 million.

Conference Call Information

Clean Harbors will conduct a conference call for investors to discuss the information contained in this news release today at 9:00 a.m. (ET). On the call, Chairman, President and Chief Executive Officer Alan McKim and Executive Vice President and Chief Financial Officer James M. Rutledge will discuss Clean Harbors’ financial results, business outlook and growth strategy.

Investors who wish to listen to the first-quarter webcast should visit the Investor Relations section of the Company’s website at www.cleanharbors.com. The live conference call also can be accessed by dialing (888) 349-5690 or (706) 643-3945 (conference ID: 7688763) prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors, Inc.

Clean Harbors, Inc. is North America’s leading provider of environmental and hazardous waste management services. With an unmatched infrastructure of 48 waste management facilities, including nine landfills, five incineration locations and seven wastewater treatment centers, the Company provides essential services to over 45,000 customers, including more than 175 Fortune 500 companies, thousands of smaller private entities and numerous federal, state and local governmental agencies. Headquartered in Braintree, Massachusetts, Clean Harbors has more than 100 locations strategically positioned throughout North America in 36 U.S. states, six Canadian provinces, Mexico and Puerto Rico. For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Furthermore, all financial information in this press release is based on preliminary data and is subject to the final closing of the Company’s books and records. A variety of factors beyond the control of the Company may affect the Company’s performance, including, but not limited to:

•                  The Company’s ability to close its announced acquisition of Teris in a timely fashion, if at all, and successfully integrate its operations and assets into its existing network of services and disposal facilities;

•                  The Company’s ability to manage the significant environmental liabilities which it assumed in connection with the CSD acquisition;

•                  The availability and costs of liability insurance and financial assurance required by governmental entities relating to our facilities;

•                  The effects of general economic conditions in the United States, Canada and other territories and countries where the Company does business;

•                  The effect of economic forces and competition in specific marketplaces where the Company competes;

•                  The possible impact of new regulations or laws pertaining to all activities of the Company’s operations;

•                  The outcome of litigation or threatened litigation or regulatory actions;

•                  The effect of commodity pricing on overall revenues and profitability;

•                  Possible fluctuations in quarterly or annual results or adverse impacts on the Company’s results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

•                  The effect of weather conditions or other aspects of the forces of nature on field or facility operations;

•                  The effects of industry trends in the environmental services and waste handling marketplace; and

•                  The effects of conditions in the financial services industry on the availability of capital and financing.

Any of the above factors and numerous others not listed nor foreseen may adversely impact the Company’s financial performance. Additional information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, which may be viewed on the Investor portal of the Company’s Web Page at www.cleanharbors.com.

Contacts:
Bill Geary	Jim Buckley
Executive Vice President and General Counsel	Executive Vice President
Clean Harbors, Inc.	Sharon Merrill Associates, Inc.
781-849-1800	617-542-5300
InvestorRelations@cleanharbors.com	clhb@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands except per share amounts)

	For the three months ended:
	March 31,	March 31,
	2006	2005

Revenues	$184,495	$164,966
Cost of revenues	131,358	120,547
Selling, general and administrative expenses	28,355	24,361
Accretion of environmental liabilities	2,510	2,634
Depreciation and amortization	7,279	7,209
Income from operations	14,993	10,215
Other income (expense)	(30)	619
Loss on early extinguishment of debt	(8,290)	-
Interest (expense), net	(3,173)	(5,961)
Income before provision for income taxes	3,500	4,873
Provision for income taxes	695	32
Net income	2,805	4,841
Redemption of Series C Preferred Stock, dividends on Series B and C Preferred Stocks and accretion on Series C Preferred Stock	69	70
Net income attributable to common stockholders	$2,736	$4,771
Earnings per share:
Basic income attributable to common stockholders	$0.14	$0.33
Diluted income attributable to common stockholders	$0.14	$0.27

Weighted average common shares outstanding	19,390	14,602
Weighted average common shares outstanding plus potentially dilutive common shares	20,509	18,072

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	(Unaudited)
	March 31,	December 31,
	2006	2005
Current assets:
Cash and cash equivalents	$34,129	$132,449
Restricted cash	-	3,469
Marketable securities	43,500	-
Accounts receivable, net	134,021	147,659
Unbilled accounts receivable	7,763	7,049
Deferred costs	5,025	4,937
Prepaid expenses	7,246	6,411
Supplies inventories	12,690	12,723
Deferred tax assets	219	219
Income Tax Receivable	643	1,462
Properties held for sale	7,888	7,670
Total current assets	253,124	324,048

Property, plant and equipment, net	183,095	178,524

Other assets:
Deferred financing costs	7,448	9,508
Goodwill	19,032	19,032
Permits and other intangibles, net	76,519	77,803
Deferred tax assets	759	1,715
Other	2,994	3,734
	106,752	111,792
Total assets	$542,971	$614,364

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(in thousands)

	(Unaudited)
	March 31,	December 31,
	2006	2005
Current liabilities:
Uncashed checks	$7,795	$7,982
Current portion of long-term debt	-	52,500
Current portion of capital lease obligations	1,747	1,893
Accounts payable	61,472	71,372
Accrued disposal costs	3,328	3,109
Deferred revenue	22,151	21,784
Other accrued expenses	38,687	49,779
Current portion of closure, post-closure and remedial liabilities	13,126	10,817
Income taxes payable	2,612	4,458
Total current liabilities	150,918	223,694
Other liabilities:
Closure and post-closure liabilities, less current portion	20,501	20,728
Remedial liabilities, less current portion	136,870	139,144
Long-term obligations, less current maturities	96,412	95,790
Capital lease obligations, less current portion	3,623	4,108
Other long-term liabilities	14,637	14,417
Accrued pension cost	725	825
Total other liabilities	272,768	275,012
Total stockholders’ equity, net	119,285	115,658
Total liabilities and stockholders’ equity	$542,971	$614,364